Exhibit 99.6

NEWS RELEASE
FOR IMMEDIATE RELEASE

SINOBIOMED SUBSIDIARY’S PRODUCTION FACILITY RECERTIFIED
BY CHINESE STATE FOOD AND DRUG ADMINISTRATION

RECOMBINANT HUMAN INTERFERON PRODUCTION PLANT
RENEWS GOOD MANUFACTURING PRACTICE (GMP) APPROVAL

Shanghai, China - May 9, 2007 - SinoBiomed Inc. (“SinoBiomed”, “the Company”) (OTCBB: SOBM) is pleased to announce that the Chinese State Food and Drug Administration (SFDA) has recertified the recombinant human interferon production plant of Shanghai Wanxing Bio-pharmaceuticals Co. Ltd. (SinoBiomed’s 82-percent owned subsidiary) as a Good Manufacturing Practice (GMP) facility.

The 2,500-square-meter plant passed the local GMP re-certification inspection that the SFDA conducted from April 12 to 14, 2007 in Shanghai. The facility produces recombinant human interferon powder for injection. Recombinant human interferon is widely used for treating chronic hepatitis B, hepatitis C, a number of viral infections, and tumors.
In meeting Chinese national drug GMP certification standards, the plant’s heating ventilation air conditioning system achieved a grade of 100 in the SFDA’s air cleanliness classification, equivalent to a B grade in the U.S. air cleanliness classification.

The facility has one of China’s largest production capacities and has produced some 12 million doses of recombinant human interferon since its initial five-year certification on December 12, 2001. The re-certification authorizes production for another five-year term, ensuring quality control for the product as Shanghai Wanxing expands national and international distribution.

ABOUT SINOBIOMED INC.

SinoBiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, SinoBiomed currently has 10 products approved or in development: two on the market, one approved and awaiting a GMP certificate prior to market introduction, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration. SinoBiomed also has proven expertise in recombinant protein manufacturing technology and a patented low-cost, high-yield production process to enhance bioactivity and guarantee the highest levels of purity. (www.sinobiomed.com)

Contact:

SinoBiomed Investor Relations
Toll Free: 1-866-588-0829
Email: info@sinobiomed.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding SinoBiomed Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where SinoBiomed Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. SinoBiomed Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.